As filed with the Securities and Exchange Commission on August 9, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BioCardia, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	2836	23-2753988
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

320 Soquel Way Sunnyvale, California 94085 (650) 226-0120
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Peter Altman President and Chief Executive Officer 320 Soquel Way Sunnyvale, California 94085 (650) 226-0120
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. Danaher Austin D. March Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Ron Ben-Bassat Eric Victorson Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, or the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus subject to completion dated August 9, 2024

Up to               Shares of Common Stock
Up to               Pre-Funded Warrants to Purchase Shares of Common Stock
Up to               Warrants to Purchase Shares of Common Stock
Up to               Shares of Common Stock issuable upon exercise of the Pre-Funded Warrants
Up to               Shares of Common Stock issuable upon exercise of the Warrants

We are offering, on a best efforts basis, up to                 shares of our common stock, par value $0.001 per share (“Common Stock”), together with up to                     common warrants each of which is exercisable for one share of Common Stock (the “Common Warrants”). Each share of our Common Stock or each pre-funded warrant to purchase a share of Common Stock (a “Pre-Funded Warrant”) in lieu thereof, is being sold together with one half (1/2) of a Common Warrant. The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering.

We have assumed a combined public offering price of $                  per share of Common Stock and accompanying one-half Common Warrant. The Common Warrants will be exercisable immediately, have an exercise price equal to              % of the combined public offering price per share of Common Stock and accompanying one-half Common Warrant in this offering (or $                  per share at such assumed combined public offering price) and will expire five years from the date of issuance. The actual combined public offering price will be determined between us, A.G.P./Alliance Global Partners (“AGP” or the “Placement Agent”) and the investors in the offering at pricing and may be at a discount to the current market price of our Common Stock. Therefore, the assumed combined public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering Pre-Funded Warrants to purchase up to                 shares of Common Stock to those purchasers whose purchase of shares of Common Stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, in lieu of shares of Common Stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock. Each Pre-Funded Warrant is exercisable for one share of our Common Stock and has an exercise price of $0.001 per share. Each Pre-Funded Warrant is being offered together with one half (1/2) of a Common Warrant. The Pre-Funded Warrants and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each Pre-Funded Warrant that we sell, the number of shares of Common Stock we are offering will be reduced on a one-for-one basis.

Pursuant to this prospectus, we are also offering the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants and Common Warrants offered hereby. These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated                 , 2024 between us and the purchasers.

We have engaged the Placement Agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its best efforts to sell the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

In addition, certain members of our Board of Directors and a non-director executive officer, have indicated their preliminary interest in purchasing up to                  shares of our Common Stock and the                 accompanying Common Warrants resulting in aggregate expected gross proceeds to us of approximately $                   million at the assumed combined public offering price. Because this indication of preliminary interest is not a binding agreement or commitment to purchase, such persons could determine to purchase more, fewer or no securities in this offering, or we could determine to sell more, fewer or no securities to them.

The shares of our Common Stock, or Pre-Funded Warrants in lieu thereof, and accompanying Common Warrants being offered will be sold in a single closing. The shares issuable upon exercise of the Pre-Funded Warrants or Common Warrants will be issued upon the exercise thereof. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. The offering of the shares of our Common Stock, or Pre-Funded Warrants in lieu thereof, and accompanying Common Warrants will terminate no later than                        , 2024; however, the shares of our Common Stock underlying the Pre-Funded Warrants and the Common Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BCDA.” On             , 2024, the last reported closing sale price of our Common Stock on Nasdaq was $                  per share. There is no established trading market for any of the Common Warrants and we do not expect a market to develop. We do not intend to apply for a listing for the Pre-Funded Warrants or Common Warrants on any national securities exchange.

	Per Share and One- Half Common Warrant	Per Pre-Funded Warrant and One- Half Common Warrant	Total
Public offering price	$	$	$
Placement Agent Fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)
Upon the closing of this offering, we will pay the Placement Agent a cash placement commission equal to 7.0% of the aggregate gross proceeds to us from the sale of the shares of Common Stock, or Pre-Funded Warrants in lieu thereof, together with the accompanying Common Warrants, sold in this offering; provided, however, that such commission percentage will be reduced to a fee of up to 3.5% for any proceeds to us from sales to our directors, our executive officers or certain other identified purchasers (each, an “Identified Purchaser”) (collectively, the “Cash Fee”). No Cash Fee will be payable in respect of any Pre-Funded Warrant or Common Warrant exercises that may occur in the future. We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by it in connection with the offering in an aggregate amount of up to $50,000, and (ii) non-accountable expenses payable to the Placement Agent of up to $10,000. See “Plan of Distribution” for a complete description of compensation payable to the Placement Agent.

(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the Pre-Funded Warrants or Common Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about the factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the Common Stock, or Pre-Funded Warrants in lieu thereof, and Common Warrants to purchasers is expected to be made on or about                   , 2024.

Sole Placement Agent

A.G.P.

The date of this prospectus is                 , 2024.

Neither we nor the Placement Agent have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of securities.

For investors outside the United States, neither we nor the Placement Agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

-i-

PROSPECTUS SUMMARY
This summary highlights certain information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before investing in our securities, you should read this entire prospectus and the documents incorporated by reference carefully, including the “Risk Factors,” and the financial statements and accompanying notes and other information included and incorporated by reference in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “BioCardia,” the “Company,” “we,” “us” and “our” refer to BioCardia, Inc. and its subsidiaries taken as a whole.

Overview

Our Business

We are a clinical-stage company developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases with significant unmet medical needs. We are advancing two cell therapy platforms derived from the bone marrow in clinical trials today. Our CardiAMP® autologous mononuclear cell therapy platform is being advanced for two clinical indications: ischemic heart failure with reduced ejection fraction (HFrEF) and refractory angina resulting from chronic myocardial ischemia (CMI). Our immunomodulatory allogeneic mesenchymal stem cell (MSC) therapy platform is being advanced as an “off the shelf” cell therapy for two clinical indications: the treatment of ischemic HFrEF (CardiALLO™), which is actively enrolling, and acute respiratory distress syndrome (ARDS).

Our autologous CardiAMP and our allogeneic CardiALLO cell therapies intended for cardiac indications of HFrEF and CMI are enabled by our Helix™ minimally invasive intramyocardial therapeutic delivery platform. We partner this therapeutic delivery platform and provide development services selectively with others seeking to develop biotherapeutic interventions for local delivery to the heart.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. See “Risk Factors” below. The principal factors and uncertainties that make investing in our company risky include, among others:

Risks Related to Our Business, Financial Condition and Capital Requirements
●
We will require substantial additional financing to achieve our goals, and our failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.

●	We have a history of operating losses, and we may not be able to achieve or sustain profitability.
●	Our existing and any future contractual arrangement that we expect will provide us access to capital may provide less capital than expected and on a delayed basis.

Risks Related to Development and Commercialization
●
Our success depends in large part on our ability to obtain approval for, and successfully commercialize, the CardiAMP Cell Therapy System. Because the CardiAMP Cell Therapy System is, to our knowledge, the first cardiac cell-based therapy with an accepted pivotal trial that is to be regulated by the FDA via the premarket approval pathway, the approval process for the CardiAMP Cell Therapy System is uncertain.

●
Our cell therapy systems and other therapeutic candidates are based on novel technology, which makes it difficult to accurately and reliably predict the time and cost of product development and subsequently obtaining regulatory approval. At the moment, no cell-based therapies have been approved in the United States for a cardiac indication.

●	We have encountered, and may in the future encounter, substantial delays in our clinical studies.
●	We may find it difficult to enroll patients in our clinical trials, which could delay or prevent development of our therapeutic candidates.
●
We rely on third parties to conduct some or all aspects of our product manufacturing, diagnostic protocol development, research, and preclinical and clinical testing, and these third parties may not perform satisfactorily.

●
We rely on third parties to conduct, supervise and monitor our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

●	We depend on third-party vendors to manufacture some of our components and sub-assemblies, which could make us vulnerable to supply shortages and price fluctuations that could harm our business.
●	Our future commercial success depends upon attaining significant market acceptance of our therapeutic candidates, if approved, among physicians, patients and healthcare payors.
●	Our ability to compete is highly dependent on demonstrating the benefits of CardiAMP to physicians, hospitals and patients.
●	We face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.
●
If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our therapeutic candidates, if approved, we may be unable to generate any revenues.

●	We have limited experience manufacturing our therapeutic candidates or products in commercial quantities, which could harm our business.
●	If we fail to obtain and sustain an adequate level of reimbursement for our products by third-party payors, sales and profitability would be adversely affected.

Risks Relating to Government Regulation, Compliance and Litigation
●
Even if we obtain regulatory approval for a product candidate, including our cell therapy systems and other therapeutic candidates, these products or therapies, along with our other regulated products, will be subject to ongoing regulatory scrutiny.

●	We may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory agencies.
●
If we fail to obtain and maintain necessary regulatory clearances or approvals for our therapeutic candidates or products, or if clearances or approvals for our therapeutic candidates or products in additional indications are delayed or not issued, our commercial operations would be harmed.

●
Serious adverse events or other safety risks could require us to abandon development and preclude, delay or limit approval of our therapeutic candidates or products or limit the scope of any approved indication or market acceptance.

●
Our therapeutic candidates are intended to treat patients who are extremely ill, and patient deaths that occur in our clinical trials could negatively impact our business even if they are not shown to be related to our therapeutic candidates.

●	If we or our suppliers fail to comply with the FDA's QSRs, or QMSR, when it goes into effect in 2026, our manufacturing operations could be delayed or shut down and product sales could suffer.
●
The requirements to obtain regulatory approval of the FDA and regulators in other jurisdictions can be costly, time-consuming, and unpredictable. If we are unable to obtain timely regulatory approval for our therapeutic candidates, our business may be substantially harmed.

●
Even if we obtain and maintain approval for our therapeutic candidates or products from the FDA, we may never obtain approval for our therapeutic candidates or products outside of the United States, which would limit our market opportunities and adversely affect our business.

●	We may face competition from biosimilars due to changes in the regulatory environment.
●	A recall of any of our commercialized products, or the discovery of serious safety issues, could have a significant negative impact on us.
●
Modifications to our products may require reclassifications, new regulatory approvals or clearances, or may require us to cease marketing or recall the modified products until new CE marking is obtained.

●
Our employees, principal investigators, consultants and collaboration partners may engage in misconduct or other improper activities, including noncompliance with laws and regulatory standards and requirements and insider trading.

●	If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our therapeutic candidates or product.

Risks Related to the Operation of Our Business
●
If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our therapeutic candidates, conduct our clinical trials and commercialize our therapeutic candidates.

●	We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

●	Our business and operations would suffer in the event of system failures.

Risks Relating to Our Intellectual Property
●	We may not be able to protect our proprietary technology in the marketplace.
●	The patent protection of biotherapeutics is complex and uncertain.
●	We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.
●	We may be forced to litigate to enforce or defend our intellectual property rights, and/or the intellectual property rights of our licensors.
●	Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
●
Patent reform legislation and recent court decisions could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

●
If third parties claim that our therapeutic candidates or other products infringe upon their intellectual property, commercialization of our therapeutic candidates or products and our operating profits could be adversely affected.

●
If we do not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of our marketing exclusivity of our therapeutic candidates or products, our business may be materially harmed.

Risks Related to Our Securities
●	If we do not regain compliance with or continue to satisfy the Nasdaq continued listing requirements, our securities could be delisted from the Nasdaq.
●	We may be exposed to additional risks as a result of our reverse merger transaction.
●
Our annual and quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

●	Raising additional funds through debt or equity financing could be dilutive and may cause the market price of our Common Stock to decline.
●
Future sales and issuances of our Common Stock or rights to purchase our Common Stock, including pursuant to the HCW Sales Agreement or under our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

General Risks
●	We are at risk of securities class action litigation.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

Our principal executive offices are located at 320 Soquel Way, Sunnyvale, California 94085. Our telephone number is (650) 226-0120. Our website address is www.biocardia.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available free of charge on our investor relations website as soon as reasonably practicable after we electronically file or furnish such material to the Securities and Exchange Commission (“SEC”). The SEC also maintains a website that contains these reports and our other electronic SEC filings. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus.

THE OFFERING

Common Stock offered:	shares.

Pre-Funded Warrants offered:	We are also offering to those purchasers whose purchase of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the closing of this offering, in lieu of purchasing Common Stock, Pre-Funded Warrants to purchase up to an aggregate of shares of our Common Stock. Each Pre-Funded Warrant is exercisable for one share of our Common Stock. The purchase price of each Pre-Funded Warrant is equal to the price at which a share of Common Stock is being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant is $0.001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. For each Pre-Funded Warrant that we sell, the number of shares of Common Stock that we are offering will be reduced on a one-for-one basis.

Common Warrants offered:	Every share of our Common Stock, or Pre-Funded Warrant in lieu thereof, is being sold together with one half (1/2) of a Common Warrant. Each Common Warrant will be exercisable immediately for one share of our Common Stock, have an assumed initial exercise price equal to % of the combined public offering price per share of Common Stock and accompanying one-half Common Warrant in this offering (or $ per share at such assumed combined public offering price), and will expire five years from the date of issuance. The shares of Common Stock, or Pre-Funded Warrants in lieu thereof, and Common Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering.

Common Stock to be outstanding after this offering:	shares.

Use of proceeds:
We estimate that the net proceeds from the offering will be approximately $                , based on an assumed combined public offering price of $                , after deducting Placement Agent fees and offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which include, but are not limited to, advancing our investigational biotherapeutic candidates and our biotherapeutic delivery partnering business. See “Use of Proceeds.”

Current market for the securities:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BCDA.” There is no established trading market for the Pre-Funded Warrants or Common Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants or Common Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

Affiliate share purchases:
In addition, certain members of our Board of Directors and a non-director executive officer, have indicated their preliminary interest in purchasing up to                  shares of our Common Stock and the                 accompanying Common Warrants resulting in aggregate expected gross proceeds to us of approximately $                   million at the assumed combined public offering price.

Because this indication of preliminary interest is not a binding agreement or commitment to purchase, such persons could determine to purchase more, fewer or no securities in this offering, or we could determine to sell more, fewer or no securities to them.

Best efforts offering:	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 25 of this prospectus.

Risk Factors:
You should carefully read “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

The number of shares of Common Stock to be outstanding after the offering is based on 2,123,876 shares of Common Stock outstanding as of July 31, 2024, and excludes:

●	shares of Common Stock issuable upon exercise of the Pre-Funded Warrants;

●	shares of Common Stock issuable upon exercise of the Common Warrants;

●	153,290 shares of Common Stock issuable upon exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $52.43 per share;

●	208,993 shares of Common Stock issuable upon exercise of our other outstanding warrants to purchase Common Stock, with a weighted average exercise price of $66.30 per share; and

●	99,675 shares of Common Stock available for future issuance under our 2016 Equity Incentive Plan.

Unless expressly indicated or the context requires otherwise, all information in this prospectus is as of July 31, 2024, assumes no exercise of any outstanding warrants or options described above. Also, except as otherwise indicated, all information in this prospectus assumes no exercise of any Pre-Funded Warrants or Common Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, and those discussed under the headings “Risk Factors” contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and our Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference into this prospectus, together with the other information contained in this prospectus and the documents incorporated by reference herein. If any of these risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our securities could decline and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

If we do not regain compliance with or continue to satisfy the Nasdaq continued listing requirements, our Common Stock could be delisted from the Nasdaq.

The listing of our Common Stock on the Nasdaq is contingent on our compliance with the Nasdaq’s conditions for continued listing. We are currently not in compliance with Nasdaq listing requirements, specifically the requirement to maintain a minimum market value of listed securities of at least $35.0 million (“MVLS Requirements”), and we were previously not in compliance with the Nasdaq listing requirement to maintain a minimum $1.00 per share closing bid price for our Common Stock (“Minimum Bid Price Requirement”). On March 6, 2024, and March 12, 2024, we received delisting determination letters from the Nasdaq advising us that we did not regain compliance with the MVLS Requirement and the Minimum Bid Price Requirement, respectively, by the initial compliance dates afforded by the Nasdaq. As a result, trading of our securities on the Nasdaq was subject to suspension at the opening of business on March 15, 2024, and a Form 25-NSE would have been filed with the SEC to remove our securities from listing and registration on the Nasdaq unless we requested an appeal of these determinations to a Nasdaq Hearings Panel (“Panel”). On March 12, 2024, we submitted a hearing request to the Panel to appeal the delisting determinations. Our request for a hearing stayed the suspension of our securities and the filing of a Form 25-NSE pending the Panel’s decision. Following our hearing with the Panel, on May 13, 2024, the Panel granted our request for continued listing on Nasdaq subject to, among other things, (i) us maintaining compliance with the Minimum Bid Price Requirement for ten consecutive trading days on or before June 24, 2024, which occurred following a reverse stock split, and (ii) us demonstrating compliance with minimum stockholders’ equity continued listing requirements under Nasdaq rules on or before September 2, 2024.

If we fail to demonstrate our compliance with the requirements of the Panel’s order, our Common Stock will be subject to delisting by the Nasdaq. In the event our Common Stock is no longer listed for trading on Nasdaq, our trading volume and share price may decrease and we may experience further difficulties in raising capital, which could materially affect our operations and financial results. Further, delisting from the Nasdaq could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees and could also trigger various defaults under our financing arrangements and other outstanding agreements.

Management will have broad discretion as to the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Our management will have broad discretion over the use of proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds,” and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Our failure to apply the net proceeds from the sale of our shares in this offering could effectively have a material adverse effect on our business, delay the development of our products, compromise our ability to pursue our business strategy, and cause the price of our Common Stock to decline, and we might not be able to yield a significant return, if any, on our investment of these net proceeds.

You will experience immediate dilution in the book value per share of the Common Stock you purchase.

You will incur immediate and substantial dilution as a result of this offering. The assumed combined public offering price per share of Common Stock and accompanying one-half Common Warrant of $                and assumed combined public offering price per Pre-Funded Warrant and accompanying one-half Common Warrant of $                are substantially higher than the as adjusted net tangible book value per share of our Common Stock. If you purchase Common Stock in this offering, you will incur immediate and substantial dilution of $                 per share in the as adjusted net tangible book value of shares of our Common Stock, based on the assumed offering price per share of Common Stock and accompanying one-half Common Warrant of $                . In addition, the purchase of Common Warrants in this offering will not result in the immediate acquisition of shares of our Common Stock unless and until you exercise the purchased Common Warrants. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of liquidation. In addition, to the extent outstanding options and warrants are ultimately exercised, there will be further dilution of the securities sold in this offering.

If we raise additional capital through the sale of shares of our Common Stock, convertible securities or debt in the future, your ownership in us could be diluted and restrictions could be imposed on our business.

We may issue shares of our Common Stock or securities convertible into our Common Stock to raise additional capital in the future. While this offering may not be consummated due to a variety of reasons, including the SEC not declaring the registration statement effective, poor market conditions or a decline in the trading price of our Common Stock, to the extent we issue such securities, our stockholders may experience substantial dilution and the trading price of our Common Stock could decline. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, such debt or preferred securities could have rights senior to your rights as a common shareholder, which could impair the value of our Common Stock.

Sales of a substantial number of shares of our Common Stock in the public market or raising additional funds through debt or equity financing could cause our stock price to fall.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic collaborations or partnerships, or marketing, distribution or licensing arrangements with third parties, we may be required to limit valuable rights to our intellectual property, technologies, therapeutic candidates or future revenue streams, or grant licenses or other rights on terms that are not favorable to us. Furthermore, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our therapeutic candidates.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. A substantial number of shares of Common Stock are being offered by this prospectus supplement. We cannot predict the number of these shares that might be sold nor the effect that future sales of the shares of our Common Stock would have on the market price of our Common Stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and, as a result, any return on investment may be limited to the value of our stock.

We have never paid dividends and do not anticipate paying dividends in the foreseeable future. The payment of dividends will depend on our earnings, capital requirements, financial condition, prospects and other factors our board of directors may deem relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates and you sell our Common Stock thereafter.

The market price and trading volume of our Common Stock may be volatile and may be affected by economic conditions beyond our control.

The market price of our Common Stock is likely to be volatile. Some specific factors that could negatively affect the price of our Common Stock or result in fluctuations in its price and trading volume include:

●	results of clinical trials of our therapeutic candidates;

●	results of clinical trials of our competitors’ products;

●	regulatory actions with respect to our therapeutic candidates or products or our competitors’ products;

●	actual or anticipated fluctuations in our quarterly operating results or those of our competitors;

●	publication of research reports by securities analysts about us or our competitors in the industry;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	our liquidity positions;

●	issuances by us of debt or equity securities;

●	litigation involving our company, including stockholder litigation, investigations or audits by regulators into the operations of our company, or proceedings initiated by our competitors or clients;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	the passage of legislation or other regulatory developments affecting us or our industry, fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	trading volume of our Common Stock and warrants;

●	sales or perceived potential sales of our Common Stock and/or warrants by us, our directors, senior management or our stockholders in the future;

●	short selling or other market manipulation activities;

●	announcement or expectation of additional financing efforts;

●	terrorist acts, acts of war or periods of widespread civil unrest;

●	natural disasters, pandemics and other calamities;

●	changes in market conditions for biopharmaceutical stocks; and

●	conditions in the U.S. financial markets or changes in general economic conditions, including as a result of inflation and changes in interest rates.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our Common Stock, the price and trading volume of our securities could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence coverage of us, the trading price for our Common Stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, the price of our Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our Common Stock to decline.

Participation in this offering by certain of our affiliates would reduce the available public float of our Common Stock.

Certain members of our Board of Directors and a non-director executive officer have indicated an interest in purchasing up to                  shares of our Common Stock and the                 accompanying Common Warrants in this offering at the combined public offering price per share of Common Stock and accompanying one-half Common Warrant. However, because indications of interest are not binding agreements or commitments to purchase, we could determine to sell more, fewer or no securities such potential purchasers, and such potential purchasers could determine to purchase more, fewer or no securities in this offering. Moreover, no guarantee will be or has been given by us or the Placement Agent as to the final allocation to any of the aforementioned persons or other persons, that any allocation will be made to them, or as to the size of any such allocation. To the extent such members of the Board of Directors and non-director executive officer participate in this offering, such purchases would reduce the non-affiliate public float for our Common Stock, meaning the number of shares of Common Stock that are not held by officers, directors and controlling shareholders. A reduction in the public float could reduce the number of shares of Common Stock that are available to be traded at any given time, thereby adversely impacting the liquidity of our Common Stock and depressing the price at which you may be able to sell Common Stock purchased in this offering.

The Common Warrants are speculative in nature.

The Common Warrants, which have an initial exercise price of $             per share of Common Stock, subject to adjustments, are exercisable beginning on the issuance date and will expire five years from the date of issuance. If the price of the Common Stock does not increase to an amount sufficiently above the exercise price of the Common Warrants during the period during which the Common Warrants are exercisable, you will be unable to recover any of your investment in the Common Warrants. In such event, the Common Warrants will not have any value.

There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Common Warrants, and consequently, whether it will ever be profitable for holders of the Common Warrants to exercise such Common Warrants.

There is no public market for the Pre-Funded Warrants or Common Warrants.

There is no established public trading market for the Pre-Funded Warrants or Common Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants or Common Warrants on any securities exchange. Without an active market, the liquidity of such warrants will be limited.

Holders of Pre-Funded Warrants or Common Warrants will have no rights as a common stockholder until they acquire our Common Stock.

Until you acquire shares of our Common Stock upon exercise of your Pre-Funded Warrants or Common Warrants, you will have no rights with respect to shares of our Common Stock issuable upon exercise of your Pre-Funded Warrants or Common Warrants.  Upon exercise of your Pre-Funded Warrants or Common Warrants, you will be entitled to exercise the rights of a holder of our Common Stock only as to matters for which the record date occurs after the exercise date.

The reasonable best efforts structure of this offering may have an adverse effect on our business plan.

The Placement Agent is offering the shares of Common Stock, or Pre-Funded Warrants, and accompanying Common Warrants on a “reasonable best efforts” basis, and the Placement Agent is under no obligation to purchase any securities for its own account. The Placement Agent is not required to sell any specific number or dollar amount of shares of Common Stock, or Pre-Funded Warrants, and accompanying Common Warrants in this offering but will use its best efforts to sell the securities offered in this prospectus supplement. As a “reasonable best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us or, if consummated, the amount of proceeds to be received. The success of this offering will impact our ability to use the proceeds to execute our business plan. An adverse effect on the business may result from raising less than anticipated and from the fact that there is no minimum raise.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement.

We may redeem your unexercised Common Warrants on or after the Redemption Conditions are satisfied, and they will have no value after such redemption.

We may redeem all unexercised Common Warrants at our sole option at any time on or after the Redemption Conditions (as defined below) are satisfied. If we redeem your unexercised Common Warrants at a redemption price of $0.001 per Common Warrant, such Common Warrants will cease to be outstanding after the redemption date.

If we do not maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants being offered in this offering, holders will be able to exercise such warrants on a “cashless” basis and we may not receive any additional funds upon the exercise of such warrants.

If we do not maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants being offered in this offering, such warrants may be exercised by way of a “cashless” exercise, meaning that the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our Common Stock determined according to the formula set forth in the warrant. Accordingly, we may not receive any additional funds upon the exercise of such warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements, including statements regarding (i) expectations concerning our ability to raise additional funding from equity or debt financings and to continue as a going concern; (ii) our ability to retain the listing of our securities on the Nasdaq Capital Market; (iii) the plans and objectives of management for future operations, including plans or objectives relating to the development of our cell therapy systems; (iv) the timing and conduct of the clinical trials for our products, including statements regarding the timing, progress and results of current and future preclinical studies and clinical trials as well as our research and development programs; (v) the timing or likelihood of regulatory filing, approvals and required licenses for our cell therapy systems; (vi) our ability to adequately protect our intellectual property rights and enforce such rights to avoid violation of the intellectual property rights of others; (vii) the timing, costs and other aspects of the commercial launch of our products; (viii) our estimates regarding the market opportunity, clinical utility, potential advantages and market acceptance of our products; (ix) the impact of government laws and regulations; (x) our ability to recruit and retain qualified clinical, regulatory and research and development personnel; (xi) the availability of reimbursement or other forms of funding for our products from government and commercial payors; (xii) difficulties in maintaining commercial scale manufacturing capacity and capability and our ability to generate growth; (xiii) uncertainty in industry demand; (xiv) general economic conditions and market conditions in our industry; (xv) the effects of pandemics on our business, preclinical studies and clinical trials; (xvi) the depth of the trading market in our securities; (xvii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items; (xviii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC; and (xix) the assumptions underlying or relating to any statement described in points (i)-(xix) above. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict. The words “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and similar expressions (including the negative of any of the foregoing) are intended to identify forward-looking statements. Those statements appear in this prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus, particularly in the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus or any free writing prospectus, as applicable, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

MARKET, INDUSTRY AND OTHER DATA

This prospectus and the documents incorporated by reference in this prospectus contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and reports. We relied on industry, market data, peer reviewed journals, formal presentations at medical society meetings and other sources. We also rely on our own research and estimates in this prospectus. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors,” and in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, which are incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

USE OF PROCEEDS

We estimate that the net proceeds to us from the issuance and sale of securities in this offering will be approximately $                , based on an assumed combined public offering price of $                per share of Common Stock and accompanying one-half Common Warrant or an assumed combined public offering price of $                per Pre-Funded Warrant and accompanying one-half Common Warrant, after deducting Placement Agent fees and offering expenses payable by us. This amount excludes the proceeds, if any, from the exercise of any Pre-Funded Warrants and the Common Warrants issued in this offering. If all of the Common Warrants sold in this offering were to be exercised in cash at an assumed exercise price of $                 per share, we would receive additional net proceeds of approximately $                 million. We cannot predict when or if these Common Warrants will be exercised. It is possible that the Common Warrants may expire and may never be exercised. Additionally, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the securities offered in this offering would be approximately $                 million, $                 million, and $                 million, respectively, after deducting the estimated Placement Agent fees and estimated offering expenses payable by us, and assuming we do not issue any Pre-Funded Warrants.

We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital and other general corporate purposes, which include, but are not limited to, advancing our investigational biotherapeutic candidates and our biotherapeutic delivery partnering business.

The expected use of net proceeds of this offering represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending these uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on a number of factors, including our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024 on:

●	an actual basis; and

●	an as adjusted basis, giving effect to the sale and issuance of securities by us in this offering, based on an assumed combined public offering price of $ per share and accompanying one-half Common Warrant, after deducting Placement Agent fees and estimated offering expenses payable by us. The as adjusted basis assumes no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any Pre-Funded Warrants or Common Warrants.

You should read this table together with the section of our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included therein, each of which incorporated by reference in this prospectus.

As of June 30, 2024
	Actual	As Adjusted(1)
(Unaudited, in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$	$
Long-term debt
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 25,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted
Common stock, par value $0.001; 50,000,000 shares authorized, 2,123,876 shares issued and outstanding, actual; 50,000,000 shares authorized and shares issued and outstanding, as adjusted
Additional paid-in capital
Accumulated other comprehensive income
Accumulated deficit
Total stockholders’ equity
Total capitalization	$	$

(1)
A $              increase (decrease) in the assumed combined public offering price per share of Common Stock and accompanying one-half Common Warrant of $ would increase (decrease) the as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $           ($            ) assuming that the number of shares of Common Stock offered by us as set forth on the cover page of this prospectus remains the same and after deducting estimated Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of Common Warrants or sale of Pre-Funded Warrants. An increase (decrease) of in the number of shares of Common Stock and accompanying Common Warrants offered by us would increase (decrease) the as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $           ($           ), assuming no change in the assumed combined public offering price per share of Common Stock and accompanying one-half Common Warrant, and after deducting estimated Placement Agent fees and estimated offering expenses payable by us.

The number of shares of Common Stock to be outstanding after the offering is based on 2,123,876 shares of Common Stock outstanding as of June 30, 2024, and excludes:

●	shares of Common Stock issuable upon exercise of the Pre-Funded Warrants;

●	shares of Common Stock issuable upon exercise of the Common Warrants;

●	155,642 shares of Common Stock issuable upon exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $52.85 per share;

●	208,993 shares of Common Stock issuable upon exercise of our other outstanding warrants to purchase Common Stock, with a weighted average exercise price of $66.30 per share; and

●	97,323 shares of Common Stock available for future issuance under our 2016 Equity Incentive Plan.

DILUTION

If you purchase our Common Stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the combined public offering price per share of Common Stock and accompanying one-half Common Warrant and the net tangible book value per share of our Common Stock immediately after this offering. Net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding as of June 30, 2024 into our total tangible assets less total liabilities.

Our net tangible book value as of June 30, 2024 was approximately $             million, or $            per share, based on 2,123,876 shares of our Common Stock outstanding as of that date.

After giving effect to the sale of securities by us at the assumed combined public offering price of $                 per share of Common Stock and accompanying one-half Common Warrant, and after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of Common Warrants in the offering, our as adjusted net tangible book value as of June 30, 2024 would have been $                 million, or $                 per share. This represents an immediate increase in net tangible book value of $ per share to existing stockholders and immediate dilution of $                 per share to investors in this offering. The dilution figures assume no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis and excludes the proceeds, if any, from the exercise of any Pre-Funded Warrants or Common Warrants issued in this offering.

The following table illustrates this dilution on a per share basis:

Assumed combined public offering price per share of Common Stock and accompanying one-half Common Warrant		$
Net tangible book value per share as of June 30, 2024	$
Increase in net tangible book value per share attributable to investors participating in this offering	$
As adjusted net tangible book value per share after giving effect to this offering		$
Dilution per share to investors in this offering		$

Each $           increase (decrease) in the assumed combined public offering price of $                per share of Common Stock and accompanying one-half Common Warrant would increase (decrease) the as adjusted net tangible book value by $           per share and the dilution to investors participating in this offering by $           per share, assuming the number of shares of Common Stock, or Pre-Funded Warrants in lieu thereof, and accompanying Common Warrants offered by us as set forth on the cover page of this prospectus, remains the same, and after deducting estimated Placement Agent fees and estimated expenses payable by us. Similarly, an increase of            in the shares of Common Stock, or Pre-Funded Warrants in lieu thereof, and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value by $           per share and decrease the dilution to investors participating in this offering by $           per share, assuming the assumed combined public offering of $           remains the same and after deducting estimated Placement Agent fees and estimated offering expenses payable by us. Conversely, a decrease of            in the shares of Common Stock, or Pre-Funded Warrants in lieu thereof, and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value by $           per share and increase the dilution to investors participating in this offering by $           per share, assuming the assumed combined public offering price of $           per share of Common Stock and accompanying one-half Common Warrant remains the same and after deducting estimated Placement Agent fees and estimated offering expenses payable by us.

The table and discussion above based on 2,123,876 shares of Common Stock outstanding as of June 30, 2024, and excludes:

●	shares of Common Stock issuable upon exercise of the Pre-Funded Warrants;

●	shares of Common Stock issuable upon exercise of the Common Warrants;

●	155,642 shares of Common Stock issuable upon exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $52.85 per share;

●	208,993 shares of Common Stock issuable upon exercise of our other outstanding warrants to purchase Common Stock, with a weighted average exercise price of $66.30 per share; and

●	97,323 shares of Common Stock available for future issuance under our 2016 Equity Incentive Plan.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our Common Stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, you may experience further dilution.

DESCRIPTION OF SECURITIES

Capital Stock

The description of our capital stock is incorporated by reference to Exhibit 4.10 to our Annual Report on Form 10‑K for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024.

Pre-Funded Warrants

The following summary of certain terms and conditions of the Pre-Funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

General

The term “pre-funded” refers to the fact that the purchase price of the Pre-Funded Warrants in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.001 per share. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Common Stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of shares of our Common Stock, which would result in such ownership of more than 4.99% (or, at the election of the holder, 9.99%), and receiving the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at a nominal price at a later date.

Form

The Pre-Funded Warrants will be issued as individual warrant agreements to the investors. You should review the form of Pre-Funded Warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Pre-Funded Warrants.

Exercisability

The Pre-Funded Warrants are exercisable at any time after their original issuance. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Common Stock. No fractional shares of Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price

The exercise price per whole share of our Common Stock purchasable upon the exercise of the Pre-Funded Warrants is $0.001 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise

If, at any time after the issuance of the Pre-Funded Warrants, the holder exercises its Pre-Funded Warrants and a registration statement registering the issuance of the shares of Common Stock underlying the Pre-Funded Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of Common Stock underlying the Pre-Funded Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Pre-Funded Warrants to the holders.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the Pre-Funded Warrants and we do not plan on applying to list the Pre-Funded Warrants on The Nasdaq Capital Market any other national securities exchange or any other nationally recognized trading system.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Common Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Common Warrant.

Duration and Exercise Price

Each Common Warrant offered hereby will have an assumed initial exercise price per share equal to $                 (assuming an exercise price equal to      % of the combined public offering price per share of Common Stock and accompanying one-half Common Warrant in this offering). The Common Warrants will be immediately exercisable and will expire five years from the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants, provided that any change in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us. No fractional shares of Common Stock will be issued in connection with the exercise of a Common Warrant. In lieu of fractional shares, we will, at our election, either pay a cash adjustment in respect of such fractional amount or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under the Securities Act of 1933, as amended (the “Securities Act”), is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Common Warrants.

Transferability

Subject to applicable laws, the Common Warrants may be transferred at the election of the holder upon surrender of the Common Warrant to the Company together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the Common Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system.

Fundamental Transaction

If, at any time while the Common Warrants are outstanding, we effect a Fundamental Transaction, then upon any subsequent exercise of Common Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Common Stock then issuable upon exercise of those Common Warrants, or any other consideration payable as part of the Fundamental Transaction.

Redemption at the Option of the Company

The Common Warrants may be redeemed at our option, in whole or in part on a pro rata basis, any at any time upon the occurrence of (i) our submission of an application for approval of our CardiAMP Cell Therapy System with the Japanese Pharmaceuticals and Medical Devices Agency (such submission date, the “Japanese Regulatory Filing Date” and, such event, the “PMDA Submission”) and (ii) our Common Stock closing at a price that is at or above      % of the exercise price of the Common Warrants for       of       trading days for any period starting       trading days prior to the Japanese Regulatory Filing Date (the “Trading Condition” and, together with the PMDA Submission, the “Redemption Conditions”), at a redemption price of $0.001 per Common Warrant (the “Redemption Price”). As more fully described in the Common Warrants, we shall provide prompt notice to the holders following the PMDA Submission (the “First Notice”) and upon meeting the Redemption Conditions (the “Second Notice”). Following or concurrently with the delivery of the Second Notice, the Company may, at its option, notify holders of its election to redeem the Common Warrants (the “Redemption Notice”), which notice shall be sent promptly to holders. From and after the date on which the Common Warrants are redeemed, holders of redeemed Common Warrants will have no further rights pursuant to the Common Warrants except to receive payment of the Redemption Price upon surrender of their warrant certificates and the Common Warrants will be deemed cancelled and void.

Common Warrants noticed for redemption may not be exercised at any time after notice of redemption shall have been given by the Company and prior to the redemption date unless the Company defaults on payment of the Redemption Price on the redemption date.

Right as a Stockholder

 Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they acquire shares of our Common Stock upon exercise of their Common Warrants.

Listing

Our Common Stock is listed on Nasdaq under the symbol “BDCA.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK, PRE-FUNDED WARRANTS AND COMMON WARRANTS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock, Pre-Funded Warrants and Common Warrants acquired in this Offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Common Stock, Pre-Funded Warrants and Common Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of our Common Stock, Pre-Funded Warrants and Common Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non- U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as

●	financial institutions;

●	brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	tax-exempt organizations;

●	pension plans;

●	regulated investment companies, real estate investment trusts;

●	owners that hold our Common Stock or Common Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	persons that own, or are deemed to own, more than 5% of our capital stock and/or Pre-Funded Warrants (except to the extent specifically set forth below);

●	entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and partners or other investors therein);

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

●
persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock, Pre-Funded Warrants or Common Warrants being taken into account in an applicable financial statement;

●	persons deemed to sell our Common Stock, Pre-Funded Warrants or Common Warrants under the constructive sale provisions of the Code; and

●	certain U.S. expatriates and certain former citizens or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our Common Stock, Pre-Funded Warrants or Common Warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our Common Stock, Pre-Funded Warrants or Common Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock, Pre-Funded Warrants or Common Warrants through a partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock, Pre-Funded Warrants and Common Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Common Stock, Pre-Funded Warrants or Common Warrants that is, (or other entity classified as a partnership for U.S. federal income tax purposes:

(a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Common Stock, Pre-Funded Warrants or Common Warrants that is not a U.S. Holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

General Treatment of Pre-Funded Warrants

Although the law in this area is not completely settled, the Pre-Funded Warrants are generally expected to be treated as shares of our Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock as described below, and not as a holder of a Common Warrant as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the common shares received. Similarly, the tax basis of a Pre-Funded Warrant should carry over to the common share received upon exercise, increased by the exercise price (if applicable). Holders should discuss with their tax advisor the consequences of the acquisition, ownership and disposition of the Pre-Funded Warrants, as well as the exercise of, certain adjustments to, and any payments in respect of the Pre-Funded Warrants (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

For U.S. federal income tax purposes, the shares of Common Stock and Common Warrants or Pre-Funded Warrants and Common Warrants acquired in this Offering will be treated as an “investment unit” consisting of one share of Common Stock and a Common Warrant to acquire one share of our Common Stock or one Pre-Funded Warrant and a Common Warrant to acquire one share of our Common Stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of Common Stock or Pre-Funded Warrant and the Common Warrant included in each unit. The separation of the share of Common Stock or Pre-Funded Warrant and the Common Warrant included in each unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for a unit.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Common Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Common Warrant equal to the exercise price of the Common Warrant, increased by the U.S. Holder’s adjusted tax basis in the Common Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of our Common Stock acquired on exercise of the Common Warrant will begin on the date of exercise of the Common Warrant, and will not include any period for which the U.S. Holder held the Common Warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Common Warrants into our Common Stock. The U.S. federal income tax treatment of a cashless exercise of Common Warrants into our Common Stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Common Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Common Warrants.

The lapse or expiration of a Common Warrant will be treated as if the U.S. Holder sold or exchanged the Common Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Common Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to and Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock issued on the exercise of the Common Warrants or an adjustment to the exercise price of the Common Warrants may be treated as a constructive distribution to a U.S. Holder of the Common Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of Common Warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our Common Stock after the issuance of the Common Warrants, then we may make a corresponding distribution to the holders of the Common Warrants. The taxation of a distribution received with respect to a Common Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the U.S. federal income tax considerations related to distributions, see the discussion below regarding “—Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Common Warrants and any distributions with respect to the Common Warrants.

Distributions

As discussed above, we currently intend to retain any future earnings to invest in our business and do not expect to pay any dividends in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Common Stock as described below under the section titled “–Disposition of Our Common Stock or Warrants.” Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to the beneficial owner of our Common Stock who is an individual U.S. Holder and meets certain holding period requirements.

Distributions constituting dividends for U.S. federal income tax purposes that are made to U.S. Holders that are corporate shareholders may qualify for the dividends received deduction, or DRD, which is generally available to corporate shareholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

The taxation of a distribution received with respect to a Pre-Funded Warrant is unclear. It is possible such a distribution would be treated as a distribution as described in this section, although other treatments may also be possible. Holders should consult their tax advisors regarding the proper treatment of any payments in respect of the Pre-Funded Warrants.

Disposition of Our Common Stock or Warrants

Upon a sale or other taxable disposition of our Common Stock or Common Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock or Common Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Common Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our Common Stock or Common Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the Common Stock and Common Warrants and to the proceeds of a sale or other disposition of Common Stock and Common Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Exercise and Expiration of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Common Warrants into shares of Common Stock. The U.S. federal income tax treatment of a cashless exercise of Common Warrants into our Common Stock is unclear. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Common Warrants.

The expiration of a Common Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Common Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Common Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Common Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

As described under “—U.S. Holders –Certain Adjustments to and Distributions on Warrants,” an adjustment to the Common Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “—Distributions” below, and the tax treatment of distributions on the Common Warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Common Warrants.

Distributions

As discussed above, we currently intend to retain any future earnings to invest in our business and do not expect to pay any dividends in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as described in “—U.S. Holders – Distributions.”

Any distribution (including constructive distributions) on our Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate, of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non- U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

The taxation of a distribution received with respect to a Pre-Funded Warrant is unclear. It is possible such a distribution would be treated as a distribution as described in this section, although other treatments may also be possible. Non-U.S. Holders should consult their own tax advisors regarding the proper treatment of any payments in respect of the Pre-Funded Warrants.

See also the sections below titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Our Common Stock or Warrants

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Common Stock or Common Warrants unless:

●
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●
the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non- U.S. Holder, if any; or

●
our Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period for the Common Stock or Common Warrants, if shorter), a “U.S. real property holding corporation,” unless our Common Stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Common Stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of a Common Warrant. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding our Common Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Special rules may apply to non-U.S. holders of Pre-Funded Warrants, who should consult their tax advisors. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a “U.S. real property holding corporation.”

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our Common Stock or Common Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on our Common Stock or Common Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “—Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Common Stock or Common Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

Code Sections 1471-1474, commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, and the Treasury Regulations issued thereunder generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, our Common Stock or Common Warrants such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, our Common Stock or Common Warrants paid to a “non-financial foreign entity” (as defined under these rules) unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding obligations under FATCA generally apply to dividends on our Common Stock or Common Warrants. The U.S. Department of the Treasury has issued proposed Treasury Regulations providing that, if finalized in their present form, the withholding obligations under FATCA would not apply with respect to payment of gross proceeds from a sale or other disposition of Common Stock or Common Warrants. The proposed Treasury Regulations may be relied upon until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of taxes withheld under FATCA. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock or Common Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock, Pre-Funded Warrants or Common Warrants, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

The Placement Agent has agreed to act as our exclusive placement agent in connection with this offering. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire number of securities offered pursuant to this prospectus. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchases our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about             , 2024.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

In addition, certain members of our Board of Directors and a non-director executive officer, have indicated their preliminary interest in purchasing up to                  shares of our Common Stock and the                 accompanying Common Warrants resulting in aggregate expected gross proceeds to us of approximately $                   million at the assumed combined public offering price per share of Common Stock and accompanying one-half Common Warrant.

Fees and Expenses

We have engaged AGP as our exclusive placement agent in connection with this offering. This offering is being conducted on a “best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share and One-Half Common Warrant	Per Pre-Funded Warrant and One- Half Common Warrant	Total
Public offering price	$	$	$
Placement Agent Fees	$	$	$
Proceeds, before expenses, to us(1)	$	$	$
(1)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the Pre-Funded Warrants or Common Warrants.

We have agreed to pay the Placement Agent the Cash Fee equal to 7.0% of the aggregate gross proceeds from the sale of the shares of Common Stock, or Pre-Funded Warrants in lieu thereof, together with the accompanying Common Warrants, sold in this offering; provided, however, that such commission percentage will be reduced to a fee of up to 3.5% for any proceeds to us from sales to our directors, our executive officers or other Identified Purchasers. Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate Cash Fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above. No Cash Fee will be payable in respect of any Pre-Funded Warrant or Common Warrant exercises that may occur in the future. We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by it in connection with the offering in an aggregate amount of up to $50,000, and (ii) non-accountable expenses payable to the Placement Agent of up to $10,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $0.2 million.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock during a period ending            days after the completion of this offering, without first obtaining the written consent of the Placement Agent. Specifically, these individuals agreed, in part, subject to certain exceptions, not to:

●
offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock;

●	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock; or

●	make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities.

No Sales of Similar Securities

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the prospectus supplement, registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until            days after the completion of this offering.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BCDA.” We do not plan to list the Pre-Funded Warrants or Common Warrants on the Nasdaq or any other securities exchange or trading market.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C., own an interest representing less than one percent of the outstanding shares of Common Stock. The Placement Agent is being represented by Sullivan & Worcester LLP, New York, New York in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PKF San Diego, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus.  This prospectus, which constitutes a part of the registration statement, does not include all of the information contained in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

You can read our SEC filings, including the registration statement and its exhibits, over the Internet at the SEC’s web site at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished rather than filed), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 14, 2024 and August , 2024, respectively;

●	the portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed therein) filed on April 15, 2024;

●
our Current Reports on Form 8-K filed on January 31, 2024, February 9, 2024, March 12, 2024, March 12, 2024, May 21, 2024, May 30, 2024, June 7, 2024, June 10, 2024, July 17, 2024, and July 30, 2024; and

●
the description of our Common Stock contained in the Registration Statements on Form 8-A relating thereto, filed on July 23, 2019, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

BioCardia, Inc.
320 Soquel Way
Sunnyvale, California 94085
Attn: Investor Relations
(650) 226-0120

We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may access these filings on our website at www.biocardia.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Prospectus

Up to               Shares of Common Stock

Up to               Pre-Funded Warrants to Purchase Shares of Common Stock

Up to               Warrants to Purchase Shares of Common Stock

Up to               Shares of Common Stock issuable upon exercise of the Pre-Funded Warrants

Up to               Shares of Common Stock issuable upon exercise of the Warrants

Sole Placement Agent

A.G.P.

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the selling commissions, payable by the registrant in connection with the securities being registered. All the amounts shown are estimates except the SEC registration fee, the Nasdaq Stock Market and the FINRA filing fee.

Total
SEC registration fee	$1,329
FINRA filing fee	1,850
Legal fees and expenses	200,000
Accounting fees and expenses	8,000
Miscellaneous	5,000
Total	$216,179

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.
Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation provides for the indemnification of our directors to the fullest extent permissible under Delaware General Corporation Law. Our amended and restated bylaws provide for the indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers, and we maintain insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as officers and directors of our company.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all securities that we have sold during the past three years without registration under the Securities Act. On May 30, 2024, we executed a 1-for-15 reverse stock split of our Common Stock. Unless otherwise indicated, all per share amounts included in the summary below for transactions that occurred prior to such respective reverse stock splits are presented without giving effect to such reverse stock splits.

●
On February 9, 2024, we entered into a Securities Purchase and Registration Rights Agreement (the “2024 Purchase Agreement”) relating to a private placement (the “2024 Private Placement”) with certain qualified institutional buyers and institutional accredited investors, as well as Peter Altman, our President and Chief Executive Officer (each, a “2024 Investor” and, collectively, the “2024 Investors”). Pursuant to the 2024 Purchase Agreement, the Company sold to the 2024 Investors (i) an aggregate of 2,012,978 shares of the Company’s Common Stock (the “2024 Shares”), at an offering price of $0.4331 per 2024 Share, other than Dr. Altman, who paid $0.4625 per 2024 Share in compliance with Nasdaq rules, and (ii) warrants to purchase an aggregate of 1,006,488 shares of Common Stock (the “2024 Warrants”; the shares of Common Stock issuable upon exercise of or otherwise pursuant to the 2024 Warrants collectively are referred to herein as the “2024 Warrant Shares”; the 2024 Warrant Shares, together with the 2024 Shares and the 2024 Warrants, as applicable, the “2024 Securities”). Of the 2024 Securities, Dr. Altman purchased (i) 108,108 2024 Shares and (ii) a 2024 Warrant to purchase 54,054 2024 Warrant Shares.

●
On December 14, 2022, we entered into a Securities Purchase and Registration Rights Agreement (the “2022 Purchase Agreement”) relating to a private placement (the “2022 Private Placement”) with certain qualified institutional buyers and institutional accredited investors, as well as certain directors and officers of the Company (each, a “2022 Investor” and, collectively, the “2022 Investors”). Pursuant to the 2022 Purchase Agreement, the Company agreed to sell to the 2022 Investors an aggregate of 2,122,017 shares of the Company’s Common Stock (the “2022 Shares”), at an offering price of $1.68 per 2022 Share. Certain of the Company’s directors and executive officers purchased an aggregate of 499,997 of the 2022 Shares.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated by reference.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

7.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

8.
For the purpose of determining any liability under the Securities Act of 1933, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit Number	Description
1.1†	Form of Placement Agency Agreement
2.1(1)	Agreement and Plan of Merger dated August 22, 2016
2.2(2)	First Amendment to Agreement and Plan of Merger dated October 21, 2016
3.1*	Amended and Restated Certificate of Incorporation, as amended May 29, 2024, as currently in effect
3.2(3)	Certificate of Amendment of Amended and Restated Certificate of Incorporation as filed on May 29, 2024 with the State of Delaware
3.3(4)	Amended and Restated Bylaws
4.1(5)	Specimen common stock certificate
4.2(6)	BioCardia 2002 Stock Plan, as amended
4.3(7)	Form of Stock Option Agreement under BioCardia 2002 Stock Plan
4.4*	BioCardia 2016 Equity Incentive Plan, as amended
4.5(8)	Form of Stock Option Agreement under BioCardia 2016 Equity Incentive Plan
4.6(9)	Form of Restricted Stock Unit Agreement under BioCardia 2016 Equity Inventive Plan
4.7†	Form of Pre-Funded Warrant in connection with this offering
4.8†	Form of Common Warrant in connection with this offering
4.9(10)	Form of Director Restricted Stock Unit Agreement under the BioCardia 2016 Equity Incentive Plan

Exhibit Number	Description
4.10(11)	Form of Securities Purchase and Registration Rights Agreement, dated December 14, 2022, between the Company and certain qualified institutional buyers and institutional accredited investors
4.11(12)
Form of Securities Purchase and Registration Rights Agreement, dated February 9, 2024, by and among the Company and certain qualified institutional buyers and institutional accredited investors (including the Form of Warrant attached as Exhibit A thereto)

5.1†	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1(13)	Form of Indemnification Agreement for directors and executive officers
10.2(14)	Form of Change of Control and Severance Agreement with each executive officer
10.3(15)**	License and Distribution Agreement, dated October 30, 2012, by and between the Company and Biomet Biologics, LLC, as amended
10.4(16)	Second Amendment to License and Distribution Agreement, dated September 22, 2022, by and between Biomet Biologics, LLC
10.5(17)	Litigation Funding Agreement dated April 9, 2020, between BSLF, LLC and the Company
10.6(18)	Lease agreement, dated December 14, 2021 between the Company and the Irvine Company LLC
10.7(19)	Controlled Equity Offering Sales Agreement dated April 12, 2022 between the Company and Cantor Fitzgerald & Co.
10.8(20)	At The Market Offering Agreement, dated December 6, 2023, by and between BioCardia, Inc. and H.C. Wainwright & Co., LLC
10.9†	Form of Securities Purchase Agreement
10.10*	Amendment to Change of Control and Severance Agreement, dated May 30, 2024, by and between BioCardia, Inc. and Peter Altman
10.11*	Amendment to Change of Control and Severance Agreement, dated May 30, 2024, by and between BioCardia, Inc. and David McClung
21.1(21)	Subsidiaries of the Company
23.1*	Consent of PKF San Diego, LLP, Independent Registered Public Accounting Firm
23.2†	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in the opinion filed as Exhibit 5.1 to this registration statement)
24.1	Power of attorney (included on signature page of this report)
107*	Filing Fee Table
*	Filed herewith.
**	Confidential Treatment portions of this exhibit have been omitted as permitted by applicable regulations.
†	To be filed by amendment.

(1)	Previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by us on August 25, 2016.
(2)	Previously filed as Exhibit 2.2 to the Current Report on Form 8-K filed by us on October 27, 2016.
(3)	Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed by us on May 30, 2024
(4)	Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed by us on May 1, 2023.
(5)	Previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed by us on October 27, 2016.
(6)	Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed by us on October 27, 2016.
(7)	Previously filed as Exhibit 4.3 to the registration statement on Form S-8 filed by us on February 8, 2017.
(8)	Previously filed as Exhibit 4.7 to the registration statement on Form S-8 filed by us on February 8, 2017.
(9)	Previously filed as Exhibit 4.8 to the registration statement on Form S-8 filed by us on February 8, 2017.
(10)	Previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed by us on May 15, 2020.
(11)	Previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed by us on December 15, 2022.
(12)	Previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed by us on February 9, 2024.
(13)	Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed by us on October 27, 2016.
(14)	Previously filed as Exhibit 10.2 to the Annual Report on Form 10-K filed by us on March 30, 2017.
(15)	Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed by us on October 27, 2016.
(16)	Previously filed as Exhibit 10.4 to the Annual Report on 10-K filed by us on March 29, 2023.
(17)	Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed by us on April 14, 2020.
(18)	Previously filed as Exhibit 10.14 to the Annual Report on 10-K filed by us on March 29, 2022.
(19)	Previously filed as Exhibit 1.1 to the Current Report on Form 8-K filed by us on April 12, 2022.
(20)	Previously filed as Exhibit 1.1 to the Current Report on Form 8-K filed by us on December 6, 2023.
(21)	Previously Filed as Exhibit 21.1 to the Annual Report on Form 10-K filed on March 27, 2024

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 9, 2024.

BIOCARDIA, INC.

By:	/s/ Peter Altman, Ph.D.
Peter Altman, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Altman and David McClung as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and substitution, for him or her and in his or her name, place, and stead, in any and all capacities (including his or her capacity as a director and/or officer of BioCardia, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their, his, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Altman, Ph.D.	President and Chief Executive Officer and Director	August 9, 2024
Peter Altman, Ph.D.	(Principal Executive Officer)

/s/ David McClung	Chief Financial Officer	August 9, 2024
David McClung	(Principal Financial and Accounting Officer)

/s/ Andrew Blank	Director	August 9, 2024
Andrew Blank

/s/ Jim Allen	Director	August 9, 2024
Jim Allen

/s/ Bill Facteau	Director	August 9, 2024
Bill Facteau

/s/ Richard Krasno, Ph.D.	Director	August 9, 2024
Richard Krasno, Ph.D.

/s/ Jay M. Moyes	Director	August 9, 2024
Jay M. Moyes

/s/ Simon Stertzer, M.D.	Director	August 9, 2024
Simon Stertzer, M.D.